Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 30, 2013 with respect to the consolidated financial statements of Norcraft Holdings, L.P. for the year ended December 31, 2012, included in the Registration Statement on Form S-1, as amended (File No. 333-191607), which is incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

November 6, 2013